Exhibit (a)(3)
June 4, 2007

Employee Frequently Asked Questions:

What was announced today?

        Earlier this morning we issued a press release containing a number of important announcements regarding our Company.

        First, our Board of Directors has unanimously determined that Harbinger's unsolicited partial tender offer undervalues Openwave and is not in the best interests of the Company and all of our stockholders. After consultation with Openwave's senior management and its financial advisors, the Board believes that implementation of Openwave's stand-alone plan will generate greater value for stockholders than Harbinger's offer. As such, the Board has recommended that our stockholders not tender their shares into the offer.

        The Board noted that in March 2007 Openwave commenced a strategic process to explore strategic alternatives and options to enhance stockholder value, including a possible sale of the Company. During the process, the Company made management presentations to, and engaged in discussions with, a number of interested parties. Despite expressions of interest, no party ultimately emerged from the strategic process with a binding proposal to acquire the Company. The Board has determined that the interests of Openwave, our employees, customers and stockholders will be best served by executing on our focused strategic plan as a stand-alone company to remain a global leader and industry pioneer in the telecommunications software market.

        The Company also announced in its June 4 press release a number of cost-savings initiatives, including a workforce reduction, to better align Openwave's cost structure with our core business strategy.

Does this announcement mean that Openwave is not being sold?

        At the present time the Board has determined that the interests of Openwave, our employees, customers and stockholders will be best served by executing on our focused strategic plan to remain a global leader and industry pioneer in the telecommunications software market and continuing to improve the Company's operations and financial performance.

How will the rejection of Harbinger's offer affect employees?

        The Openwave Board has recommended that stockholders reject Harbinger's offer. We have a business to operate and it is essential that we all remain focused on our objectives and the execution of our operating plan. We need to sustain our focus, implement our business strategy and continue to perform to the best of our ability.

Why is the Company reducing its workforce?

        The decision to reduce our workforce was extremely difficult and one that was made only following the utmost consideration for every viable alternative available to the Company. We are aligning our expenses with our projected revenues.

        We are committed to minimizing the impact on affected employees and providing them with severance and other benefits that recognize their contributions to our Company. Further, we are taking steps to help ensure that these initiatives will have no impact on our level of customer service.

When will you notify the employees whose positions will be eliminated?

        The notification process will begin immediately and employees will be notified no later than June 18th if their position is being eliminated or provisionally eliminated.

Will you offer severance packages to the employees whose positions will be eliminated?

        Yes, we will provide severance packages to those impacted. Please refer to the HR site to review the Severance Plan for your country:
http://intranet.openwave.com/C10/Benefits/Severance%20Information/Forms/AllItems.aspx

Will there be any closure of facilities as a result of this reduction? Which ones?

        We are in the process of determining what locations, if any, will be closed as a result of this reduction.

Have any classification of employee, specific geographies or office locations been more severely affected than others?

        We are benchmarking ourselves against the industry. As a result, all areas of the Company will be affected. In those areas most affected, we are undertaking a thorough and thoughtful review, rather than taking a "cookie-cutter" approach.

Does the restructuring impact CIP and other incentive programs?

        All our standard programs, such as salary review and CIP and other incentive programs, will continue.

Will Openwave be able to continue to support customers?

        We are taking all steps necessary to ensure that there will be no adverse impact on customer service and support, product quality and those research and development programs responsible for Openwave's core products.

Will there be more layoffs in the future?

        Our fiscal year 2008 plan does not contemplate any further workforce reductions.

Where can I get more information regarding these announcements?

        We will be holding 3 All Hands meetings to discuss these announcements in more detail. The meetings will be held at

  3PM PT Monday June 4: Live in the Bay Café [dial in details to be added]
  7PM PT Monday June 4: Conference call
  7AM PT Tuesday June 5: Conference call

        If you have any further questions, please contact your manager.

        We would like to remind you that it is important that we speak with one voice, so consistent with our existing policy, please continue to forward any inquiries you may receive from outside parties to Vikki Herrera at +1 650 480 6753.

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Forward Looking Statements

        Certain statements made in these FAQ's indicating the Company's or management's intentions, beliefs, expectations, plans, prospects, or predictions for the future are forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual or future results to differ materially from those suggested by the forward-looking statements, and readers are cautioned not to place undue reliance upon these forward-looking statements. These forward-looking statements are based on the opinions and estimates of management at the time the statements were made and are subject to a number of risks, assumptions and uncertainties that could cause Openwave's actual or future results to differ materially from those suggested by the forward-looking statements, including: the ability to execute Openwave's stand-alone plan; the ability to achieve revenues from products and services initiatives under the stand-alone plan; competitive and pricing pressures; losing customers, failing to acquire new customers or reduction in revenue from existing customers; continuous consolidation in the industry; the results of Harbinger's offer; the risk that Openwave customers may delay or refrain from purchasing Openwave products due to uncertainties about Openwave's future and the availability of product support and upgrades; the risk that employees may pursue other employment opportunities; and the outcome of litigation related to Harbinger's offer or to the Board's rejection of the offer; and other risks referenced from time to time in Openwave's filings with the SEC, which are available without charge at http:// www.sec.gov or from Openwave's Web site at http://www.openwave.com.

Notice for Openwave Stockholders and Interested Parties

        These FAQ's relates to the unsolicited tender offer commenced May 22, 2007 by Oreo Acquisition Co. LLC, Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. Stockholders and other interested parties are urged to read, carefully and its entirety Openwave's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission (the "SEC") on June 4, 2007, as it may be amended from time to time, because it contains important information. Stockholders of Openwave and other interested parties may obtain, free of charge, copies of Openwave's Schedule 14D-9 and other documents filed by Openwave with the SEC at the SEC's web site at http://www.sec.gov or at the Investor Relations section of the Openwave web site at http://www.openwave.com, and will also be available, without charge, by directing requests to Openwave's Investor Relations department.